Exhibit 4.5

HILL INTERNATIONAL, INC.

2009 NON-EMPLOYEE DIRECTOR STOCK GRANT PLAN

SECTION 1. Purpose

The purpose of this 2009 Non-Employee Director Stock Grant Plan is to promote the interests of Hill International, Inc. and its stockholders by enabling the Company to attract and retain the best available individuals for service as Non-Employee Directors of the Company.

SECTION 2. Definitions and Construction

2.1 Definitions. As used in the Plan, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings (in either case, such terms shall apply equally to both the singular and plural forms of the terms defined):

(a) “Award” means any Common Stock awarded under the Plan.

(b) “Award Agreement” means the agreement, certificate or other instrument evidencing the grant of any Award under the Plan.

(c) “Awarded Stock” means the Common Stock awarded to a Grantee pursuant to the Plan which is subject to any forfeiture and/or restrictions on transferability in accordance with Section 6 of the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means a felony conviction of a Non-Employee Director or the failure of a Non-Employee Director to contest prosecution for a felony, or a Non-Employee Director’s willful misconduct or dishonesty, any of which is determined by the Board to be directly and materially harmful to the business or reputation of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(g) “Common Stock” means common shares, par value $.0001, of the Company.

(h) “Company” means Hill International, Inc., a Delaware corporation.

(i) “Disability” means permanent and total disability as determined under procedures established by the Board for purposes of the Plan.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(k) “Fair Market Value” means as of any specified date, the closing price of the Common Stock on the New York Stock Exchange (or, if the Common Stock is not then listed on such exchange, such other national securities exchange or other market on which the Common Stock is then listed or admitted to trading, as the case may be) on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are reported

(l) “Grantee” means a Non-Employee Director who has been granted an Award, or the personal representative, heir or legatee of the Grantee who has rights to Awarded Stock.

(m) “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Subsidiary of the Corporation.

(n) “Plan” means this 2009 Non-Employee Director Stock Grant Plan, as the same may be amended from time to time.

(o) “Restriction Period” means the period during which shares of Awarded Stock are subject to forfeiture or restrictions on transfer (if applicable) as described in Section 6 of the Plan and any applicable Award Agreement.

(p) “Retirement” means a Non-Employee Director’s voluntary retirement from the Board.

(q) “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor thereto.

2.2 Gender and Number. Except where otherwise indicated by the context, reference to the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

2.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 3. Shares Subject To The Plan

3.1 Shares Available. The Common Stock to be offered under the Plan may be unissued Common Stock or Common Stock held in treasury. The aggregate number of shares of Common Stock subject to Awards under the Plan shall not exceed 200,000 shares, subject to the adjustments provided in Section 7.

3.2 Canceled, Terminated or Forfeited Awards. Any shares of Common Stock subject to any portion of an Award which, in any such case and for any reason, expires, or is canceled, terminated or otherwise forfeited, without the recipient having received any benefits of ownership (as such phrase is construed by the Securities and Exchange Commission or its staff), shall again be available for distribution in connection with Awards under the Plan.

SECTION 4. Administration

4.1 General. The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the Awards and Agreements (which shall comply with and be subject to the terms and conditions of the Plan) and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s determination of the matters referred to in this Section 4.1 shall be conclusive.

4.2 Section 16 Compliance. It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

SECTION 5. Eligibility

Subject to the terms of the Plan, the Board shall determine the amount of, and terms of, all Awards to eligible Non-Employee Directors.

SECTION 6. Award Terms

6.1 Awards and Certificates.

(a) Awarded Stock shall be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of any Award shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Hill International, Inc. 2009 Non-Employee Director Stock Grant Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Hill International, Inc.”

(b) The Board may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award, the Grantee shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(c) Upon the end of the Restriction Period and provided that the Awarded Stock has not been forfeited, the Company shall, upon the Grantee’s request or upon its own initiative, issue or have issued new certificates without the legend described in Section 6.1(a), in exchange for those certificates previously issued.

6.2 Terms and Conditions. Awarded Stock shall be subject to the following terms and conditions.

(a) Subject to any time vesting restrictions imposed by the Board pursuant to the Award Agreement referred to in Section 6.2(g), and except as otherwise provided in Sections 6.2(d), 6.2(e) and 6.2(f), or as otherwise provided by the Board (subject to the terms of the Plan), all Awarded Stock shall vest immediately on the date upon which the Award is granted.

(b) Subject to the provisions of the Plan and the Award Agreement referred to in Section 6.2(g), and until the expiration of any Restriction Period, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Awarded Stock.

(c) Except as provided in Sections 6.2(b) and this 6.2(c) and the Award Agreement, the Grantee shall have, with respect to the Awarded Stock, all of the rights of a holder of Common Stock including the right to vote the Awarded Stock and, if granted by the Board, the right to receive any cash dividends.

(d) Except to the extent otherwise provided in the applicable Award Agreement and Sections 6.2(a) and 6.2(f), if a Grantee ceases to be a Non-Employee Director of the Company for any reason other than death, Disability, Retirement, or Cause, all unvested Awarded Stock shall be forfeited as of the date the Grantee ceases to be a Non-Employee Director.

(e) If a Grantee ceases to be a Director of the Company because of removal for Cause, all unvested Awarded Stock shall be forfeited as of the date the Grantee ceases to be a director.

(f) In the event of a Grantee’s death, Disability or Retirement while a Director of the Company, all unvested Awarded Stock shall become fully vested and all restrictions (other than restrictions on transferability in the absence of registration of the Awarded Stock under the Securities Act or the availability of an exemption therefrom), shall end as of the date of such death, Disability or Retirement.

(g) Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

(h) The Board may at any time accelerate the vesting of all or any portion of any Award or provide for the lapsing of any conditions or restrictions on any outstanding Award, or portion thereof.

SECTION 7. Adjustments Upon Change In Capitalization

Notwithstanding the limitations set forth in Section 3, in the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures or other change in corporate structure of the Company affecting the Common Stock, the Board shall make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number of shares subject to outstanding Awards, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number.

SECTION 8. Termination and Amendment

8.1 Termination. The Plan shall terminate on the earliest to occur of: (i) the date when all of the Common Stock available under the Plan shall have been granted and vested; (ii) June 9, 2019; or (iii) such earlier date as the Board may determine. Notwithstanding the foregoing sentence, the termination of the Plan shall not terminate the rights of a Grantee with respect to Awards made on or prior to the date of such Plan termination.

8.2 Amendment. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would: (i) impair the rights under an Award or Award Agreement theretofore granted without the recipient’s consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3 or to cause the Plan to comply with Code section 409A, or (ii) disqualify the Plan from the exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by law or agreement.

SECTION 9. Withholding

The Grantee shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Board’s sole discretion, a Grantee may elect to have such tax obligations paid, in whole or in part, in shares of Common Stock, including shares retained from the Award creating the tax obligation. For withholding tax purposes, the value of the shares of Common Stock shall be the Fair Market Value on the date the withholding obligation is incurred. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Grantee.

SECTION 10. No Right to Re-Election

Nothing in the Plan or in any Award granted pursuant to the Plan or any action taken under the Plan shall confer on any individual any right to continue as a Non-Employee Director of the Company or to be renominated by the Board or re-elected by the stockholders of the Company.

SECTION 11. Effective Date of the Plan

The effective date of the Plan was the date of the 2009 Annual Meeting of Stockholders at which the Company’s stockholders approved the Plan.

SECTION 12. Governing Law

To the extent that state laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the laws of the State of Delaware without regard to its conflict of laws rules.